Filed pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated July 14, 2022

Relating to the Preliminary Prospectus dated July 14, 2022

Registration Statement File No. 333-265860

PAGE | 1 Revolutionizing CAR-T Therapy BioPharma NASDAQ: KRBP Kiromic.com JULY 2022

PAGE | 2 Forward Looking Statements This presentation contains forward-looking statements that involve substantial risks and uncertainties. Kiromic makes such forward- looking statements pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. All statements other than statements of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as: “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding: Kiromic’s current and anticipated IND applications including statements regarding the scope of and timing for submission of an IND application; the Deltacel™ product platform; the sponsored research agreement and the data that will be generated as a result of such collaboration; the timing for submitting and activating Kiromic’s IND applications; the benefits of utilizing non-genetically engineered Gamma Delta T cells as our first in-human study; Kiromic’s ability to achieve its objectives; and the timing for the initiation and successful completion of Kiromic’s clinical trials of its product candidates. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and as detailed from time to time in our SEC filings. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Such forward-looking statements relate only to events as of the date of this press release. We undertake no obligation to update any forward-looking statements except to the extent required by law.

PAGE | 3 Free Writing Prospectus This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates, which registration statement has not yet been declared effective by the SEC (File No. 333-265860). Before you invest, you should read the preliminary prospectus and the registration statement (including the risk factors described therein) for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com. This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering is only being made by means of the prospectus.

PAGE | 4 Offering Summary Issuer Symbols Nasdaq: KRBP, KRBPW Expected Offering Size Approximately $25,000,000 + 15% Over-allotment Option Securities Offered One common share and one 5-year warrant (or for purchasers who cannot beneficially own more than 4.99% of the outstanding shares of common stock, one pre-funded warrant and one warrant) Use of Proceeds ● Submission and the clinical trial activation of IND #1, which is our Deltacel™ product candidate in combination with a standard anti-tumor modality. ● IND resubmission of the IND for ALEXIS-PRO-1 and the corresponding trial activation. ● Intellectual property protection and reinforcement. ● IND applications and IND enabling trials for our other product candidates. ● Working capital; general corporate purposes, including but not limited to legal fees associated with pending matters. Sole Book-Runner ThinkEquity Kiromic BioPharma, Inc.

PAGE | 5 Contents Gamma Delta T-cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AITM (Artificial Intelligence)

PAGE | 6 The Kiromic Difference Allogeneic, Off-the-shelf, T-Cell Therapy from Healthy Donors, Versus Frail Cancer Patients Solid Malignancies (~90% of all cancers) Diamond A.I. Neural Network Gamma Delta T-Cell (GDT) Platform Kiromic BioPharma is the only cell therapy company combining AI-driven genetically edited Gamma Delta T-cells (GDT) with proprietary targeting technology to address solid malignancies. In-House cGMP Manufacturing Solid Malignancies (~90% of all cancers)

PAGE | 7 Strategic Competitive Landscape 6 Known Companies (including Kiromic) in the Gamma Delta T Cell Therapy space. No Known Competitors with AI-driven Technology Combined with a Gamma Delta CAR-T Delivery Platform. AI-DRIVEN CAR-GDT

PAGE | 8 1 Global CAR-T Cell Therapy Market, By Product Type, By Tumor Type, By Indication, By Treatment Type, By Targeted Antigen, By End User, By Region, Competition, Forecast and Opportunities, 2017-2027 (ReportLinker) 2 American Cancer Society, Cancer Facts & Figures, 2022..https://www.cancer.org/research/cancer-facts-statistics.html Global CAR-T Cell Therapy Market by 20271 (USD) $33+ Billion Solid Malignancy Market Opportunity 90% of Cancers Are Solid Malignancies2

PAGE | 9 Competitive Difference Allogeneic Gamma Delta Based T Cell Therapies Next Gen Allogeneic Therapy Multi Indication Solid Tumor Therapies Superior Safety2-4 Superior Efficacy5 In-house Manufacturing Lower Costs/ Greater Access7 Allogeneic approach simplifies the supply chain and shortens the lead time. Previous generation of autologous therapy makes repeat dosing challenging, and gene editing raises manufacturing costs and poses regulatory challenges 1 2 3 4 5 6 Potential broad treatment for solid malignancies that express Kiromic developed biomarkers such as Isomesothelin. Solid tumors represent approx. 90% of new cancer cases1 1. Minimal to no projected Cytokine Release Syndrome (CRS) 2. Minimal to no projected Immune Cell Associated Neurotoxicity Syndrome (ICANS) 3. Minimal Projected Graft versus Host Disease (GvHD) therefore no compatibility issues between donors and patients Strong efficacy in pre- Clinical animal models of CAR-T therapy Issues related to low efficacy: 1. Suppressive Tumor micro- environment (TME) 2. T-Cell exhaustion and loss of efficacy 1. Off-The-Shelf vs up to 3-5 weeks for autologous CAR-T such as Kymriah6 2. In-house cGMP manufacturing (full control and vertical integration of manufacturing process) including: a. Unique In-house Vector production b. Cell therapy production 1.Potential Outpatient treatment means reduced hospitalization and other treatment related costs 2. Lower projected cost increases patient and health care professional access to these therapies, and also potentially provides important quality-of-life benefits for patients as well 1American Cancer Society, Cancer Facts & Figures, 2022.https://www.cancer.org/research/cancer-facts-statistics.html 2Wang X, et al. Mesothelin isoform 2 is a novel target for allogeneic CAR gamma delta T cell therapy in solid tumors. AACR 2021;Abstract No. 1534 3Barber A, et al. Gamma delta T cells engineered with a chimeric PD-1 receptor effectively controls PD-L1 positive tumors in vitro and in vivo with minimal toxicities. AACR 2021; Abstract No.LB148 4Xu Y, et al. Allogeneic Vgamma9Vdelta2 T-cell immunotherapy exhibits promising clinical safety and prolongs the survival of patients with late-stage lung or liver cancer.” Cell Mol Immunol 18(2):427-439. 5Parriott G, et al. T-cells expressing a chimeric-PD1-Dap10-CD3zeta receptor reduce tumour burden in multiple murine syngeneic models of solid cancer. Immunology 160(3):280-294. 6NPS Medicine; Consumer Medicine Information; epub 7Maziarz RT. CAR T-cell therapy total cost can exceed $1.5M per treatment. Cell Therapy Next; May 29, 2019.

PAGE | 10 Contents Gamma Delta T-cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AITM (Artificial Intelligence)

PAGE | 11 Artificial Intelligence and Bioinformatic Analytic Discovery & Development Platform Algorithms and Large-Scale Genomics Analysis for Target Prediction Discovery Development Manufacturing Clinical Trials A.I. integrated with each stage of the Kiromic therapy production lifecycle Discovering New Multi-tumor Targets Identifying Optimal Donors and Patients to Maximize the Therapy Success

PAGE | 12 Protein Structures, Gene Models, Gene Metadata Large Cancer Genomics Studies Diamond AITM Data Mining Tools • Cancer / Normal Differences • Cell Surface Proteins • Unique Targetable Peptides • Optimal Donor and Patient Selection Target Donor & Patient Selection Target Validation (Algorithm and wet lab Validation) Therapy Candidates Diamond AI prediction and validation platform reduce development costs by seeking to eliminate targets, donors, and patients that will ultimately fail laboratory analysis Laboratory studies are then performed to confirm the validity of the AI selections. Diamond AI drives discovery by sifting through billions of data points to identify cancer specific immunotherapy targets, donors with the best GDT cell yields, and patients who will most likely benefit from our therapies. Clinical Trials (Phase I) The Kiromic Difference - Diamond AITM Target Discovery Platform Diamond AITM target discovery platform powers innovation and significantly reduces development time and cost. 1 2 3 Large Normal Tissue Genomics Studies * In Development Diamond Clinical AI models can continually improve the AI model to maximize efficacy Diamond Donor AI uses demographics, cytometry, and sequence data to identify the best GDT cell donors – reducing manufacturing cost and potentially improving potency. Diamond data mining can guide selecting patients likely to benefit from Kiromic’s therapies. * *

PAGE | 13 Contents Gamma Delta T-cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AI™ (Artificial Intelligence)

PAGE | 14 Kiromic GDT Cell Therapy (DeltacelTM, ProcelTM , and IsocelTM) Multiple Potential Indications Non-viral, non- engineered, off-the- shelf product candidate targeting stress ligands on cancer cells DeltacelTM Genetically- engineered off-the- shelf product candidate targeting PD-L1+ tumors ProcelTM Genetically- engineered off-the- shelf product candidate targeting mesothelin isoform 2+ tumors IsocelTM

PAGE | 15 Gamma Delta T-Cells (GDT): Guardians of the Immune System Off-the-Shelf Cryopreserved Allogeneic Healthy Donors Innate Rapid Acting Potent and Safe Commercially Viable GDT: 1-5% of circulating T-cells

PAGE | 16 DeltacelTM: Non-Viral Gamma Delta T-Cell Development Bridge between the Innate and Adaptive Immune Response Kiromic Proprietary In-house GDT Cell Isolation and Expansion Rapid Response to Attack Cancer Cells Decreased Toxicity Risk Profile Virus Free Expansion and Production GDT: 1-5% of circulating T-cells

PAGE | 17 GDT Cell Therapy Mechanism of Action: Targeting Unique Identifiers on Tumor Tissues TARGET DeltacelTM: Stress Ligand ProcelTM: PD-L1 IsocelTM: Iso-Mesothelin GDT Cell DeltacelTM : GD T-cell Receptor ProcelTM : Chimeric PD1 Receptor IsocelTM : CAR Receptor Upon binding, the GDT cells are instructed to kill the tumor cells expressing the respective target Cancer cell

PAGE | 18 GDT chPD1 T Cell Therapy (ProcelTM)* Strong Efficacy ProcelTM eradicates established NCI-H226 pleural epithelioid mesothelioma and extends survival. ProcelTM does not lead to cytokine level increases modeled to cause severe CRS or CRS, with circulating cell numbers regulated by objective response. GDT chPD1 T Cell Therapy (ProcelTM)* Strong Safety Tumor eradication Overall Survival *Preclinical models: nude mice with subcutaneous NCI-H226 cells injections

PAGE | 19 GDT CAR-T Cell Therapy (IsocelTM)* Strong Efficacy IsocelTM eradicates established NCI-H226 pleural epithelioid mesothelioma and prevents tumor growth in a model of recurrence. IsocelTM does not lead to cytokine level increases modeled to cause severe CRS or CRS, with circulating cell numbers regulated by objective response. GDT CAR-T Cell Therapy (IsocelTM)* Strong Safety Tumor eradication Control of recurrence (persistence) 45 days after first treatment *Preclinical models: nude mice with subcutaneous NCI-H226 cells injections

PAGE | 20 7/13/22 Privileged and Confidential 20 Pipeline Clinical Trial Candidate MD Anderson Principal Investigator SRA Target Pre-Clinical Phase I Expected Beginning of Activation Process for ALEXIS-PRO-1 Clinical Trial Q2 2023 ALEXIS - PRO-1 ProcelTM Allogeneic, off-the-shelf, GDT CAR-T therapy No PD-L1 ALEXIS - ISO-1 IsocelTM Allogeneic, off-the-shelf, GDT CAR-T therapy Targeting Beginning of Activation Process for ALEXIS-ISO-1 Clinical Trial Q4 2023 No Isoform of Mesothelin New IND #1 DeltacelTM ln combination with standard antitumor modality Allogeneic, Non-Viral, Non-engineered off-the-shelf GDT therapy Expected Beginning of Activation Process for New IND #1 Clinical Trial Q4 2022 Yes Universal Non-Engineered New IND #2 ProcelTM in combination with standard antitumor modality Allogeneic, off-the-shelf, GDT CAR-T therapy Expected Beginning of Activation Process for New IND #2 Clinical Trial Q2 2023 Yes PD-L1 Targeting Beginning of Activation Process for New IND #3 Clinical Trial Q4 2023 New IND #3 IsocelTM in combination with standard antitumor modality Allogeneic, off-the-shelf, GDT CAR-T therapy Yes Isoform of Mesothelin

PAGE | 21 Use of Proceeds Facilitate IND submission and Activation of New IND #1 Deltacel™ in combination with standard antitumor modality i Resubmit IND for ALEXIS-PRO-1 and corresponding clinical trial activation ii IND Applications and IND-enabling Trials for Other Product Candidates iv Intellectual Property Protection and Reinforcement iii Working Capital General Corporate Purposes, Including but Not Limited to Legal Fees Associated with Pending Matters v vi

PAGE | 22 In-House Manufacturing Creates De-Risked Value Flexible Cellular Therapy Suites Flexible Viral Vector Suites 34,000 sq ft Facility Operations 12,000 sq ft R&D Labs and Manufacturing Dedicated cGMP Microbiology and QC Lab CRF9 Compliant Vivarium and Laboratory Completed June 2022 Pre-requisite to Beginning the Deltacel™ Clinical Trial Activation Process by EOY

PAGE | 23 Contents Gamma Delta T-cell (GDT) Therapy: Mechanism of Action (MOA), Product Pipeline, cGMP Manufacturing Current Status and Path Forward The Kiromic Difference Diamond AI™ (Artificial Intelligence)

PAGE | 24 Kiromic’s Next 12 Months Upcoming Milestones* *The milestones and timing of completion are based upon the company’s current expectations in consultation with its partners and vendors. ACHIEVED MILESTONE WITH TIMELY COMPLETION OF EXPANDED CGMP MANUFACTURING FACILITY TO SUPPORT CELL THERAPY ONCOLOGY PIPELINE ü End of Q2 2022 1 Submission of New IND #1 (Deltacel in combination with standard antitumor modality) • H2 2022 2 5 3 Expected Beginning of Activation Process for New IND #1 Clinical Trial • End of Q4 2022 Submission of Amended IND for ALEXIS-PRO-1 and New IND #2 (Procel in combination with standard antitumor modality) • H1 2023 4 5 Expected Beginning of Activation Process for ALEXIS-PRO-1 and New IND #2 Clinical Trials • End of Q2 2023

PAGE | 25 Leadership Team Michael Ryan PhD CBRCO Tiger Team Consulting Scott Dahlbeck MD, PharmD COS Texas Tech Univ Health Science Center University of TX Health Science Center Houston College of Pharmacy Dan Clark CPA, MBA CFO CEO Pietro Bersani CPA, CGMA CSO Leonardo Mirandola PhD

PAGE | 26 Board of Directors Michael Nagel Chairperson Americo Cicchetti Independent Director Director Pietro Bersani CPA, CGMA Karen Reeves MD Independent Director Frank Tirelli Independent Director

PAGE | 27 Summary Balance Sheet & Cap Table 1. Gives effect to the sale of 62,500,000 shares of common stock in this offering at an assumed offering price of $0.40 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Pre-Offering Cap Table Common Stock 15,839,112 Restricted Stock Units ($10.37 Weighted average grant date fair value) 225,018 Options ($8.49 Weighted average exercise price) 338,872 Warrants ($7.43 Weighted average exercise price) 462,500 Fully Diluted Common Shares 16,865,502 Balance Sheet Data (As of March 31, 2022) As Reported As Adjusted Cash and cash equivalents $15,123,100 $37,644,100 Working capital $12,625,800 $35,146,800 Total assets $25,889,800 $48,410,800 Total stockholders’ equity $20,032,100 $42,553,100 1

PAGE | 28 1American Cancer Society, Cancer Facts & Figures, 2022..https://www.cancer.org/research/cancer-facts-statistics.html. 1 2 3 Value Proposition Summary Gamma Delta CAR-T Cell Therapy Platform In-House cGMP Manufacturing Diamond A.I. Neural Network 4 5 Solid Malignancies (~90% of all cancers1) Allogeneic, Off-the-shelf Cellular Therapy Cells from healthy donors, not ill cancer patients, for maximum efficacy

PAGE | 29 Revolutionizing CAR-T Therapy BioPharma NASDAQ: KRBP Kiromic.com JULY 2022